Exhibit 99.2

FTI Consulting, Inc.

900 Bestgate Road

Annapolis, MD 21401

(410) 224-8770

FOR FURTHER INFORMATION:
AT FTI CONSULTING:	AT THE ABERNATHY MACGREGOR GROUP:
Jack Dunn, President & CEO	Winnie Lerner/Jessica Liddell
(410) 224-1483	(212) 371-5999

FOR IMMEDIATE RELEASE

FTI CONSULTING, INC. BEGINS OFFERING OF $300 MILLION LONG-

TERM DEBT ISSUE

Increases Share Repurchase Program to $165 Million

ANNAPOLIS, MD, July 19, 2005 — FTI Consulting, Inc. (“FTI”) (NYSE: FCN) (the “Company”) today announced that it intends to raise approximately $300 million through concurrent offerings of $175 million Senior Notes due 2013 (“Senior Notes”) and $125 million Convertible Senior Subordinated Notes due 2012 (“Convertible Notes”). The Convertible Notes are convertible into cash and, under certain circumstances, shares of FTI common stock, subject to market and other conditions. The Company also plans to grant the initial purchasers of the Convertible Notes the option to purchase up to an additional $25 million in aggregate principal amount of the Convertible Notes.

FTI expects to use the net proceeds from the offerings to repay existing term loan indebtedness, repurchase outstanding common shares and for general corporate purposes which may include acquisitions. FTI also plans to use a portion of the net proceeds to repurchase at least $100 million of common shares in connection with the offerings through some combination of direct shares repurchased from original purchasers, an accelerated stock buyback program with the initial purchasers and open market purchases. The Company may also use a portion of the cash proceeds to enter into a convertible bond hedge and separate written call transactions with the initial purchasers to reduce potential dilution upon conversion of the Convertible Notes. In addition, the Company may enter into an interest rate swap agreement to manage interest rate exposure by achieving a desired proportion of variable rate versus fixed rate borrowings. In connection with this transaction, the initial purchasers may take positions in FTI common stock in secondary market transactions and/or enter into various derivative transactions both in anticipation of and after the pricing of the notes.

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This press release is neither an offer to sell nor a solicitation of an offer to buy any of the Senior Notes or Convertible Notes, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The securities offered and the common stock issuable upon conversion of the Convertible Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Both offerings are being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and the Senior Notes are being offered to persons outside the United States under Regulation S.

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

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